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                                                                    EXHIBIT 99.1



[NUVEEN INVESTMENTS LOGO]



FOR IMMEDIATE RELEASE                                       CONTACT: CHRIS ALLEN
ATTN: BUSINESS/FINANCIAL EDITORS                                 MEDIA RELATIONS
                                                                  (312) 917-8331



              NUVEEN INVESTMENTS ANNOUNCES ISSUANCE OF SENIOR NOTES

CHICAGO, IL, SEPTEMBER 13, 2005 - Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services, announced that it has issued $550 million of senior unsecured notes including $250 million of 5-year notes and $300 million of 10-year notes. The five-year notes will bear interest at a fixed-rate equal to 5.0% payable semi-annually. The 10-year senior notes will bear interest at a fixed-rate equal to 5.5% payable semi-annually. The net proceeds from the notes have been used to repay a portion of outstanding debt under Nuveen's existing bridge credit facility.

In addition to the senior notes, the Company expects to put in place a new $400 million senior revolving credit facility, which will be utilized to extinguish the remaining bridge credit facility.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its highly specialized investment teams, each with its own brand name and area of expertise: NWQ, specializing in value-style equities; Nuveen, focused on fixed-income investments; Rittenhouse, dedicated to "blue-chip" growth equities; and Symphony, with expertise in alternative investments as well as equity and income portfolios. In total, the Company manages $124 billion in assets. Nuveen Investments is listed on The New York Stock Exchange and trades under the symbol "JNC."



Certain statements made by the Company in this release are forward-looking statements. The Company's actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms' retail distribution systems, the Company's reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in the Company's filings with the SEC. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.

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